AMENDMENT NO. 1 TO
                          CORPORATE SERVICES AGREEMENT

                This Amendment is made as of October 31, 1996 between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation ("Tech"), concerning that certain Corporate Services Agreement (the "Services Agreement"), dated as of January 1, 1987, between Masco and Tech. All capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Services Agreement.

                A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of Tech (the "Tech Common Stock");

                B. Concurrently herewith, Tech has, among other things, repurchased from Masco 17,000,000 shares of the Tech Common Stock;

                C. In connection therewith, Masco and Tech desire to amend certain provisions of the Services Agreement as set forth herein.

                      IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Services Agreement as follows:

                1. All references to "Industries" are hereby revised to be references to "Tech".

                2. Paragraph 5 is hereby amended to read in its entirety as follows:

                      5. The term of this Agreement shall expire on September 30, 1998; provided however, that the term shall be extended automatically for a period of one year each October 1 thereafter, subject to either party's right to terminate this Agreement by written notice to the other received at least 90 days prior to any such October 1. Termination of this Agreement shall not relieve either party of its obligations accruing hereunder through the effective date of termination.

                3. All other terms and conditions of the Services Agreement are hereby ratified and confirmed and remain in full force and effect.
















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                      IN WITNESS WHEREOF, the parties have duly executed and
delivered this Amendment as of the date first above written.

                            MASCO CORPORATION


                            By: /s/ John R. Leekley
                            Name: John R. Leekley
                            Title:Senior Vice President and General Counsel


                            MASCOTECH, INC.


                            By: /s/ Timothy Wadhams
                            Name:  Timothy Wadhams
                            Title: Vice President-Controller and Treasurer


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